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                                                                      EX-99.1

[LOGO OF MELLON]  ANALYSTS:                            News Release
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                  Donald J. MacLeod   David T. Lamar
   Contact:       (412) 234-5601      (412) 234-4633   Corporate Affairs
                                                       One Mellon Bank Center
                                                       Pittsburgh, PA 15258-0001
                        MEDIA:
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                        Stephen K. Dishart
                        (412) 234-0850
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FOR IMMEDIATE RELEASE

MELLON BANK CORPORATION ANNOUNCES 5 MILLION COMMON SHARE REPURCHASE
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PITTSBURGH, May 21, 1996--Mellon Bank Corporation (NYSE:  MEL) announced today that its board of directors has authorized the repurchase of up to 5 million shares of common stock. This repurchase program is in addition to the 3.5 million share repurchase program announced in the first quarter of this year, under which approximately 2.6 million shares have been purchased. The Corporation will make the new purchases from time to time in the open market or through privately negotiated transactions. The repurchase is an efficient means of returning excess capital to shareholders.

         Since the first quarter of 1995, Mellon has repurchased 21.2 million common shares and equivalents through common share repurchases. These repurchases included an 8 million share repurchase initiated in October 1995 and completed in February 1996. Three other repurchase programs--one authorized in the fourth quarter of 1994, a second in the third quarter of 1995 and the third in the first quarter of 1996--were done to make additions to the Corporation's treasury shares for employee benefit and dividend reinvestment plan purposes.
In addition, in the second quarter of 1995 the Corporation repurchased 3.75 million shares of common stock as well as warrants for an additional 4.5 million shares of common stock from American Express issued in 1993 as part of the purchase price of The Boston Company.
                                     (more)
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Mellon Announces Additional Repurchase Authorization
May 21, 1996
Page 2


         With balance sheet assets of more than $41 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.

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